FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of April 28, 2011, to the Custody Agreement, originally made and entered into as of July 21, 2008 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Schooner Funds (the "Funds") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement add an additional series; and

WHEREAS, Article 14.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS               U.S. BANK NATIONAL ASSOCIATION

By: /s/ Joseph Neuberger                                                                                                                 By: /s/ Michael R. McVoy
Printed Name: Joseph Neuberger                                                                                            Printed Name: Michael R. McVoy
Title: Chairman                                                                                                       Title: Vice President

Amended Exhibit C
to the
Custody Agreement – Trust for Professional Managers

Name of Series
Schooner Fund
Schooner Global Absolute Return Fund